THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK GUARANTEED LIFETIME INCOME RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Subject to the terms and conditions set forth herein, this Guaranteed Lifetime Income Rider provides for guaranteed income over the lifetime of the Covered Person(s). You may take Lifetime Income as prescribed by this Rider while this Rider is in effect.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS AND DESCRIPTIONS	PAGE(S)

Rider Data Page (Specifications of this Rider):	[2-5	]	f1

Rider Definitions (Terms that We have defined to help You understand this Rider):	[6-7	]	f1

Rider Provisions (Contractual terms and conditions between You and the Company regarding this Rider):	[8-15	]	f1

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RIDER DATA PAGE

RIDER EFFECTIVE DATE:	[November 1, 2019] f2
COVERED PERSON(S) AS OF RIDER EFFECTIVE DATE:	[John Doe Jane Doe] f2
PURCHASE PAYMENT DOLLAR LIMIT:	The sum of all Purchase Payments cannot exceed [$1,000,000] without prior Company approval. f3
INVESTMENT REQUIREMENTS:

Every Purchase Payment and Spousal Beneficiary Continuation contribution, if any, must be allocated by You in accordance with the investment options required by Us, which includes a mandatory allocation of every Purchase Payment and Spousal Beneficiary Continuation contribution, if any, to the Secure Value Account, as shown below. We will notify You of any change(s) to the permitted investment options.

SECURE VALUE ACCOUNT ALLOCATION:	[10%] of Purchase Payment(s) and Spousal Beneficiary Continuation contribution, if applicable. f4

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RIDER FEE:	Rider Fee Calculation: On each [Contract Quarter Anniversary] f5, the Rider Fee amount is calculated as a Rider Fee rate multiplied by the Income Base and the resulting Rider Fee amount is deducted from the portion of the Contract Value allocated to the Variable Portfolio(s) or Subaccount(s)starting [1]f6[Contract Quarter(s)] f5 following the Rider Effective Date.

The Initial Annual Rider Fee Rate shown in the Rider Fee Rate Table below is guaranteed not to change for the [first] f6 [Contract Year] f5.

After the first Contract Year and on each [Contract Quarter Anniversary]f5, We will (1) deduct the Rider Fee in effect for the previous [Contract Quarter] f5; and (2) determine the Rider Fee rate applicable to the next [Contract Quarter] f5 for the upcoming [quarterly] f5 fee deduction.

Rider Fee Rate Table: The Rider Fee rate can increase or decrease each [Contract Quarter] f5, subject to the minimums and maximums in the table below:

	Initial Annual Rider Fee Rate	Minimum Annual Rider Fee Rate	Maximum Annual Rider Fee Rate	Maximum Annualized Rider Fee Rate Increase or Decrease Each [Contract Quarter] f5*
	[1.25%]f7	[0.60%]f7	[2.50%]f7	+/- [0.40%]f7

*The Annual Rider Fee Rate can increase or decrease no more than [0.10%]f7 each [quarter] f5 ([0.40%/4] f7) [prior to the application of any separate and additional fee rate, as described below in Lifetime Income Option Change Fee Rate] f7.

[LIFETIME INCOME OPTION CHANGE FEE RATE [0.25%]f 8 annualized ([0.0625%]f8 each [quarter] f5 ([0.25%/4] f8))

The Lifetime Income Option Change Fee Rate applies if You change Your Lifetime Income Option Election On Rider Effective Date. We will add this separate and additional fee rate to the Rider Fee rate described above as follows:

On the [Contract Quarter Anniversary] f5 following the Activation Date, We will: 1) deduct an amount calculated based on the sum of the previously determined Rider Fee rate and the [quarterly] f5 Lifetime Income Option Change Fee Rate shown above; and 2) increase the Rider Fee rate that is determined for the next [Contract Quarter] f5 for the upcoming [quarterly fee] f5 deduction by the [quarterly] f5 Lifetime Income Option Change Fee Rate shown above.

On each [Contract Quarter Anniversary] f5 thereafter, the calculated Rider Fee amount will be based on the Annual Rider Fee Rate shown above and will also include the additional Lifetime Income Option Change Fee Rate (“adjusted fee rate”). Additionally, We will continue to: 1) deduct the Rider Fee for the prior [Contract Quarter] f5 based on this adjusted fee rate; and 2) determine the Rider Fee rate applicable to the next [Contract Quarter] f5 for the upcoming [quarterly] f5 fee deduction, which is also based on this adjusted fee rate.

The sum of the Annual Rider Fee Rate plus the annualized Lifetime Income Option Change Fee Rate cannot exceed the Maximum Annual Rider Fee Rate shown in the Rider Fee Rate Table above.] f8
INCOME CREDIT PERCENTAGE:	[6.00%]f9 A percentage used to calculate the Income Credit prior to the Activation Date during the Income Credit Period.

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INCOME CREDIT PERIOD:	[Beginning on the Rider Effective Date and ending [12] f10 Contract Years later.] f10
EARLIEST CANCELLATION DATE OF THIS GUARANTEED LIFETIME INCOME RIDER:	The [5th ] f11 [Contract Anniversary] f5 following the Rider Effective Date.

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LIFETIME INCOME OPTION(S) The following Lifetime Income Options are available 1) on the Rider Effective Date and 2) if You exercise to change Your Income Option on the Activation Date:

Option 1
Covered Person(s) Age on Activation Date[1]	Maximum Annual Withdrawal Percentage		Protected Income Payment Percentage
	One Covered Person	Two Covered Persons	[One or Two Covered Person(s)]	[If the Income Base is increased to the Higher Anniversary Value on or after Covered Person(s) Age [65] One or Two Covered Person(s)]
[Age 45 or after but before Age 60]	[4.00%]	[3.50%]	[3.00%]	[4.00%]
[Age 60 or after but before Age 65]	[5.00%]	[4.50%]	[3.00%]	[4.00%]
[Age 65 or after but before Age 72]	[6.50%]	[6.00%]	[4.00%]	[4.00%]
[On or after Age 72]	[7.00%]	[6.50%]	[4.00%]	[4.00%]

Option 2
Covered Person(s) Age on Activation Date[1]	Maximum Annual Withdrawal Percentage		Protected Income Payment Percentage
	One Covered Person	Two Covered Persons	[One or Two Covered Person(s)]	[If the Income Base is increased to the Higher Anniversary Value on or after Covered Person(s) Age [65] One or Two Covered Person(s)]
[Age 45 or after but before Age 60]	[4.00%]	[3.50%]	[3.00%]	[4.00%]
[Age 60 or after but before Age 65]	[5.00%]	[4.50%]	[3.00%]	[4.00%]
[Age 65 or after but before Age 72]	[7.50%]	[7.00%]	[3.00%]	[3.00%]
[On or after Age 72]	[8.00%]	[7.50%]	[3.00%]	[3.00%]

Option 3
Covered Person(s) Age on Activation Date[1]	Maximum Annual Withdrawal Percentage		Protected Income Payment Percentage
	One Covered Person	Two Covered Persons	[One Covered Person]	[Two Covered Persons]
[Age 45 or after but before Age 60]	[3.25%]	[3.00%]	[3.25%]	[3.00%]
[Age 60 or after but before Age 65]	[3.75%]	[3.50%]	[3.75%]	[3.50%]
[Age 65 or after but before Age 72]	[5.25%]	[4.75%]	[5.25%]	[4.75%]
[On or after Age 72]	[5.50%]	[5.00%]	[5.50%]	[5.00%]
[1] Covered Person(s) Age is age as of the Lifetime Income Activation Date. See “COVERED PERSON(S) AGE” and “EXCESS WITHDRAWAL” under RIDER DEFINITIONS for more details.

LIFETIME INCOME OPTION ELECTION ON RIDER EFFECTIVE DATE:	[OPTION 1] f14
NEW COVERED PERSON(S) AGE REQUIREMENTS:	[Minimum: [45] f15 as of the Rider Effective Date Maximum: [80] f15 as of the New Covered Person change date ] f15

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RIDER DEFINITIONS

For purposes of this Rider, the following definitions apply.

CONTRACT ANNIVERSARY VALUE

The Contract Value, including any applicable Spousal Beneficiary Continuation contribution, as measured on each Contract Anniversary.

CONTRACT QUARTER

Each consecutive 3-month period starting on the Rider Effective Date.

CONTRACT QUARTER ANNIVERSARY

The date following each consecutive 3-month period starting on the Rider Effective Date. If the next Contract Quarter Anniversary has no corresponding date, the Contract Quarter Anniversary will be deemed to be the following day.

COVERED PERSON(S)

The person(s) whose live(s) are used to determine the amount and duration of Lifetime Income. If there are two Covered Persons, they must be each other’s spouse.

COVERED PERSON(S) AGE

The Covered Person’s age as of their last birthday. If there are two Covered Persons, the age of the younger Covered Person.

EXCESS WITHDRAWAL(S)

The portion of any Withdrawal taken by You on and after the Activation Date that causes the cumulative Withdrawals in a Contract Year to exceed the Maximum Annual Withdrawal Amount.

HIGHER ANNIVERSARY VALUE

The Contract Anniversary Value that is greater than the current Income Base.

INCOME BASE

The basis used to determine the Rider Fee, Maximum Annual Withdrawal Amount and Protected Income Payment.

INCOME CREDIT

An amount that may be added to the Income Base during the Income Credit Period.

INCOME CREDIT BASE

The basis used to determine the amount of any Income Credit during the Income Credit Period.

INCOME CREDIT PERIOD

The period of time over which We calculate an Income Credit that may be added to the Income Base.

LIFETIME INCOME

Amounts You receive from Us on and after the Activation Date.

LIFETIME INCOME ACTIVATION DATE (“ACTIVATION DATE”)

The date provided by You In Writing on Our form to begin taking Lifetime Income under this Rider. The Activation Date is also the date of the first Lifetime Income withdrawal taken by You.

MAXIMUM ANNUAL WITHDRAWAL AMOUNT

The maximum amount of Lifetime Income that may be withdrawn each Contract Year while the Contract Value is greater than zero and the Covered Person(s) is living, without reducing the Income Base.

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MAXIMUM ANNUAL WITHDRAWAL PERCENTAGE

The percentage, as shown on the RIDER DATA PAGE, used to determine the Maximum Annual Withdrawal Amount available for Withdrawal each Contract Year while the Contract Value is greater than zero and the Covered Person(s) is living.

NEW COVERED PERSON

A spouse of the Covered Person that is added to this Rider after the Rider Effective Date, but on or before the Activation Date, who meets the New Covered Person Age Requirements, as shown on the RIDER DATA PAGE. All other terms and conditions described in this Rider apply to the New Covered Person.

PROTECTED INCOME PAYMENT

The amount of Lifetime Income to be paid each year over the remaining lifetime of the Covered Person(s) after the Contract Value is reduced to zero, provided the Income Base is still greater than zero.

PROTECTED INCOME PAYMENT PERCENTAGE

The percentage, as shown on the RIDER DATA PAGE, used to determine the Protected Income Payment.

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RIDER PROVISIONS

This Rider is designed to help You create a guaranteed income stream through a series of withdrawals from Your Contract that may last over the lifetime of the Covered Person(s). As long as You take these withdrawals within the parameters of this Rider, You may receive a guaranteed income stream over the lifetime of the Covered Person(s) even if the entire Contract Value has been reduced to zero, subject to the following provisions:

TYPES OF WITHDRAWALS AND IMPACT TO LIFETIME INCOME

Withdrawals taken under this Rider are treated as any other withdrawal under the Contract for purposes of calculating Contract Value, including any charges applicable to such withdrawals and any other benefits under the Contract. Different types of withdrawals and the impact of each type of withdrawal are described below:

Withdrawals Taken Prior to the Activation Date

You may take Withdrawals at any time prior to the Activation Date. These Withdrawals are not considered Withdrawals of Lifetime Income. In any Contract Year during the Withdrawal Charge period, Withdrawal Charges will apply to the portion of the Withdrawal amount that exceeds the Penalty-Free Withdrawal amount as described in the Contract to which this Rider is attached. Withdrawals taken prior to the Activation Date impact Your future Lifetime Income as described below.

Impact of Withdrawals Taken Prior to the Activation Date

Any Withdrawal, including Required Minimum Distributions, taken in a Contract Year reduces the Income Base and Income Credit Base in the same proportion by which the Contract Value is reduced by each Withdrawal, as shown below.

The Income Base and Income Credit Base prior to each Withdrawal, are multiplied by (a) and divided by (b), where:

(a)	is the Contract Value immediately after each Withdrawal; and
(b)	is the Contract Value immediately preceding each such Withdrawal.

Withdrawals Taken On and After the Activation Date

On and after the Activation Date, all withdrawals are deemed to be withdrawals of Lifetime Income. Withdrawal Charges do not apply to withdrawals of Lifetime Income up to the Maximum Annual Withdrawal Amount. Notwithstanding any provision in the Contract to the contrary, if a partial withdrawal on or after the Activation Date is not an Excess Withdrawal, and the amount of the partial withdrawal reduces Your Contract Value below the Minimum Amount Remaining After a Partial Withdrawal or a Systematic Withdrawal, We will not treat the partial withdrawal as a request for a full surrender while this Rider is in-force (see details below in If Your Contract Value is Reduced to Zero). Withdrawals taken on and after the Activation Date impact Your future Lifetime Income as described below.

Impact of Withdrawals Taken On and After the Activation Date

Withdrawals of Lifetime Income taken during a Contract Year up to the greater of Maximum Annual Withdrawal Amount or the Required Minimum Distribution amount do not reduce the Income Base, Maximum Annual Withdrawal Amount, or Protected Income Payment. (See details below in Required Minimum Distributions (RMDs).)

Excess Withdrawals Taken On and After the Activation Date

Excess Withdrawals are portions of any Withdrawal that causes the cumulative withdrawals in a Contract Year to exceed the greater of the Maximum Annual Withdrawal Amount or Required Minimum Distribution amount, as described below in Required Minimum Distributions (RMDs) and are subject to any Withdrawal Charges if taken during the Withdrawal Charge period. Excess Withdrawals taken on and after the Activation Date impact Your future Lifetime Income as described below.

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EXCESS WITHDRAWALS IMPACT TO LIFETIME INCOME

•

Excess Withdrawals reduce future Lifetime Income under this Rider. When the Contract Value is less than the Income Base, Excess Withdrawals will reduce the Income Base by an amount which is greater than the amount of the Excess Withdrawal.

•	No Income Credit will be added to the Income Base in any Contract Year in which an Excess Withdrawal is taken.

•

Any Excess Withdrawal in a Contract Year reduces the Income Base in the same proportion by which the Contract Value (after the Maximum Annual Withdrawal Amount is deducted) is reduced by the Excess Withdrawal, as shown below.

•	The Income Base prior to each Excess Withdrawal multiplied by (a) and divided by (b) where:
•	(a) Is the Contract Value immediately after each Excess Withdrawal; and
•	(b) Is the Contract Value immediately preceding each such Excess Withdrawal.

•	If Your Contract Value is reduced to zero due to an Excess Withdrawal, no further benefits will be payable under this Rider or the Contract, and Your Contract along with this Rider will terminate.

•	If You have any questions regarding whether a potential Withdrawal would reduce future Lifetime Income, please call Our Annuity Service Center.

Required Minimum Distributions (RMDs)

This provision applies only to the Contract to which this Rider is attached.

If You are taking RMDs on and after the Activation Date and the RMD amount, based solely on this Contract and calculated by Us, is greater than the Maximum Annual Withdrawal Amount in any given Contract Year, no portion of the RMD will be treated as an Excess Withdrawal provided You enroll in the Company’s Systematic Withdrawal Program for this purpose. However, when the RMD amount is greater than the Maximum Annual Withdrawal Amount, any portion of a Withdrawal in a Contract Year that exceeds the RMD amount will be considered an Excess Withdrawal for the purpose of the recalculation of the Income Base, Maximum Annual Withdrawal Amount and Protected Income Payment.

FEE FOR THIS RIDER

There is a fee for this Rider. It is equal to the Rider Fee as shown and described on Your RIDER DATA PAGE.

ACTIVATION OF LIFETIME INCOME

You must provide Us Your Activation Date In Writing on Our form before the Latest Annuity Date, as shown on Your Contract Data Page. Lifetime Income under this Rider will take effect on the Activation Date per Your instructions. On and after the Activation Date, all future Withdrawals are deemed to be Lifetime Income under this Rider. A Written Notice from Us will be sent to You confirming the details related to Your Activation Date request.

Changes Permitted on Activation Date

You may make the following change(s) In Writing on Our form with Your Activation Date request:

1)	If there is one Covered Person referenced on the RIDER DATA PAGE, add a New Covered Person; or
2)	If there are two Covered Persons referenced on the RIDER DATA PAGE, remove one Covered Person; or
3)	If there are two Covered Persons referenced on the RIDER DATA PAGE, change one of the Covered Persons to a New Covered Person; and/or
4)	Change Your Lifetime Income Option Election On Rider Effective Date to another available Lifetime Income Option, as shown on the RIDER DATA PAGE.

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This change is permitted only once on the Activation Date, unless You experience a Life Change Event, as described below. At least one of the original Covered Person(s) as of Rider Effective Date, as referenced on the RIDER DATA PAGE, must remain as one of the Covered Persons on the Activation Date, except as described below in Life Change Events and Impact to Lifetime Income.

The Covered Person(s) and Lifetime Income Option cannot be changed for any reason after the Activation Date. The Lifetime Income percentages on the Activation Date will be based on the Lifetime Income Option and Covered Person(s) last named by You In Writing on Our form.

CALCULATION OF LIFETIME INCOME

Detailed below are the various calculations to determine Lifetime Income. See above in Types of Withdrawals and Impact to Lifetime Income for details about how withdrawals impact the calculation of Lifetime Income described below.

  The Income Base is not an amount that You can withdraw and is also not payable as a death benefit.

Calculation of the Income Base

The Income Base is used to determine the Maximum Annual Withdrawal Amount and Protected Income Payment, as well as the Rider Fee.

The initial Income Base is equal to the initial Purchase Payment and is increased when any additional Purchase Payment is allocated to Your Contract.

Thereafter, on each Contract Anniversary, the Income Base is automatically increased to the greater of (a) or (b) where:

(a)	is the Higher Anniversary Value; and
(b)	is the current Income Base, plus the Income Credit, if any.

The Income Base will continue to be calculated on each Contract Anniversary while this Rider is in effect and both the Contract Value and Income Base are greater than zero.

If the Income Base is increased as described above, the Rider Fee will then be assessed using the increased Income Base.

Any change to the amount of the Income Base results in recalculation of the Maximum Annual Withdrawal Amount as described below in Calculation of the Maximum Annual Withdrawal Amount.

Calculation of the Income Credit Base

The Income Credit Base is used to calculate the amount of the Income Credit during the Income Credit Period.

The initial Income Credit Base is equal to the initial Purchase Payment and is increased when any additional Purchase Payment is allocated to Your Contract. The Income Credit Base also increases to the Higher Anniversary Value when the Income Base is increased to the Higher Anniversary Value. The Income Credit Base is never increased by any Income Credit.

Calculation of the Income Credit

Prior to the Activation Date: On each Contract Anniversary during the Income Credit Period, the Income Credit is determined by multiplying the Income Credit Base by the Income Credit Percentage.

Any applicable Income Credit is added only to the Income Base and is never added to the Income Credit Base or Contract Value.

On or After the Activation Date: The Income Credit is eliminated and no longer available.

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Calculation of the Maximum Annual Withdrawal Amount

The Maximum Annual Withdrawal Amount is calculated by multiplying the Income Base by the Maximum Annual Withdrawal Percentage, which is determined by the Covered Person(s) Age on the Activation Date. If You choose to take less than the Maximum Annual Withdrawal Amount in any Contract Year, You may not carry over the unused amount of Lifetime Income to subsequent Contract Years.

The Maximum Annual Withdrawal Amount is increased upon receipt of each Purchase Payment. The Maximum Annual Withdrawal Amount is also increased for the upcoming Contract Year for any increase to the Income Base on a Contract Anniversary due to the addition of an Income Credit.

The Maximum Annual Withdrawal Amount is immediately recalculated for any decreases to the Income Base due to Excess Withdrawals. The last recalculated Maximum Annual Withdrawal Amount in a given Contract Year is available for Lifetime Income at the beginning of the next Contract Year and may be lower than the previous Contract Year’s Maximum Annual Withdrawal Amount.

IF YOUR CONTRACT VALUE IS REDUCED TO ZERO

Prior to the Activation Date: If Your Contract Value and Income Base are reduced to zero due to any Withdrawal, no further benefits will be payable under this Rider or the Contract, and Your Contract along with this Rider will terminate.

On and After the Activation Date: The Protected Income Payment is calculated if Your Contract Value is reduced to zero as described below.

Calculation of the Protected Income Payment

If Your Income Base is greater than zero and Your Contract Value is reduced to zero due to unfavorable investment performance, a fee deduction, or Lifetime Income up to the Maximum Annual Withdrawal Amount in a Contract Year (or if applicable, the RMD amount as described above in Required Minimum Distributions (RMDs)), or any combination of these factors, We will pay You the remaining Maximum Annual Withdrawal Amount for that Contract Year in the same frequency that Lifetime Income has been taken (i.e. monthly or quarterly). Thereafter, We will pay You the Protected Income Payment each Contract Year over the remaining lifetime of the Covered Person(s), which will be calculated by multiplying the Income Base at the time Your Contract Value is reduced to zero by the applicable Protected Income Payment Percentage, as shown on the RIDER DATA PAGE.

Because the Contract Value has been reduced to zero, the Income Base will no longer be increased to the Higher Anniversary Value, Income Credits, if applicable, will no longer be applied, and no Rider Fees will be deducted. In addition, all other benefits under the Contract, with the exception of payment of the Protected Income Payment, will be terminated, transfers may no longer be made, and a death benefit is no longer payable.

When the Contract Value equals zero and the Income Base is greater than zero, You must select one of the following payment options in order to receive any remaining Lifetime Income:

1.

The current Income Base multiplied by the Protected Income Payment Percentage applicable on the Activation Date, divided equally and paid on a monthly, quarterly, semi-annual, or annual frequency as selected by You until the date of the death(s) of the Covered Person(s); or

2.	Any annuity income payment option mutually agreeable between You and Us.

Once You select a payment option, it cannot be changed. If You do not select a payment option above, We will pay You the remaining benefit in accordance with Option 1 above. This amount will be divided equally and paid on a quarterly basis until the death(s) of the Covered Person(s).

If Your Contract Value is reduced to zero because of an Excess Withdrawal, Your Contract along with this Rider will be terminated and no future benefits will be payable, as described above in Excess Withdrawals Impact to Lifetime Income and below in Termination of This Guaranteed Lifetime Income Rider.

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LIFE CHANGE EVENTS AND IMPACT TO LIFETIME INCOME

Prior to the Activation Date, if any of the following events require You to make a Covered Person change, You must provide Us Written notice on Our form:

1.	If there is one Covered Person, add a New Covered Person; or

2.	If the Covered Persons are no longer each other’s spouse as a result of a divorce, remove one Covered Person; or

3.	Upon death of one of the Covered Persons, remove that Covered Person.

Impact of Divorce to Lifetime Income

Prior to the Activation Date

If there are two Covered Persons, this Rider will remain as part of the Contract to which it is attached but the Maximum Annual Withdrawal and Protected Income Payment Percentages will then be based on only the Covered Person that remains under this Rider, unless You add a New Covered Person as described within this provision and above in Changes Permitted on Activation Date.

On and After the Activation Date

If there are two Covered Persons, this Rider will remain as part of the Contract to which it is attached as long as all other terms and conditions described in this Rider continue to be met. Lifetime Income will then be guaranteed for the life of only the Covered Person that remains under this Rider. However, the Maximum Annual Withdrawal and Protected Income Payment Percentages based on two Covered Persons previously determined on the Activation Date will not change.

Impact of Death to Lifetime Income

Prior to the Activation Date

If there is one Covered Person and that person dies, the Spousal Beneficiary may elect to either:

1.	Receive a death benefit amount as described in the Contract, which will terminate this Rider and the Rider Fee; or

2.	Continue the Contract and this Rider as the sole Covered Person.

If the Spousal Beneficiary meets the New Covered Person Age Requirements and elects to continue the Contract and this Rider, the Rider Fee is continued and the Rider Effective Date will not change. This Spousal Beneficiary is named the New Covered Person and Lifetime Income will be based only on this New Covered Person, effective as of the Activation Date. This New Covered Person may not add another New Covered Person to this Rider. Upon the death of this New Covered Person, this Rider and Rider Fee will be terminated.

If there are two Covered Persons, upon the first death, this Rider will remain as part of the Contract to which it is attached, and the surviving Covered Person who is the Spousal Beneficiary may elect to either:

1.	Receive a death benefit amount as described in the Contract which will terminate this Rider and the Rider Fee; or

2.	Continue the Contract and this Rider as the sole Covered Person.

If this Rider is continued, the surviving Covered Person may not add another Covered Person to this Rider. If the surviving Covered Person elects to continue the Contract and this Rider, the Rider Fee is continued and the Rider Effective Date will not change. The Maximum Annual Withdrawal and Protected Income Payment Percentages will then be based on only this surviving Covered Person.

On and After the Activation Date

If there is one Covered Person and that person dies, this Rider and the Rider Fee will be terminated.

If there are two Covered Persons, upon the first death, this Rider will remain as part of the Contract to which it is attached, and the surviving Covered Person who is the Spousal Beneficiary may elect to either:

1.	Receive a death benefit amount as described in the Contract which will terminate this Rider and the Rider Fee; or

2.	Continue the Contract and this Rider as the sole Covered Person.

12

If the surviving Covered Person elects to continue the Contract and this Rider, the Rider Fee is continued. Lifetime Income will be guaranteed for the life of only this surviving Covered Person and the Rider Effective Date and Maximum Annual Withdrawal and Protected Income Payment Percentages based on two Covered Persons previously determined on the Activation Date will not change. Upon the death of the surviving Covered Person, this Rider and Rider Fee will terminate.

Evidence of Marital Status and Survival of Covered Person(s)

We may require satisfactory evidence of the marital status of the Covered Persons upon receipt of a Life Change Event request as described above in Life Change Events and Impact to Lifetime Income, as of the Activation Date and upon the first death if the surviving Covered Person, who is the Spousal Beneficiary, elects to continue this Rider.

We reserve the right to refuse payment of Lifetime Income until satisfactory proof of marital status and/or continued survival is received by Us. If there are two Covered Persons, termination of Lifetime Income guaranteed for the life of one of the Covered Persons does not impact any other terms and conditions of this Rider for the remaining Covered Person.

ASSIGNMENT/CHANGE OF OWNER(S)

If this Rider is attached to the Contract and has not been terminated, an Assignment/Change of Owner(s) will terminate this Rider unless:

1.

For a non-naturally owned Contract, the Covered Person(s) becomes the new Owner(s) or assignee(s) and assumes full ownership of the Contract and at least one of the Covered Person(s) as of Rider Effective Date as shown on the RIDER DATA PAGE does not change; or

2.	For a naturally owned Contract, the new Owner or assignee is a trust or other non-natural person and the Covered Person(s) are the Annuitant(s); or
3.

The Assignment is for the purpose of effectuating a 1035 exchange of the Contract (i.e., this Rider may continue during the temporary Assignment period and will not terminate until the date the Contract is surrendered) and the Assignment is not utilized for any other purpose outside of the 1035 exchange.

LATEST ANNUITY DATE

On the Latest Annuity Date if the Contract Value is greater than zero, You must select one of the following options:

1.	Annuitize by selecting from the choices below:

a)

Elect to begin one of the Annuity Income Payment Options set forth in Your Contract. If you choose this option, We will apply the Contract Value to provide annuity income payments as described under the Annuity Provisions of Your Contract; or

b)

Elect to receive Lifetime Income under this Rider by means of an Annuitization while the Covered Person(s) last named by You In Writing on Our form are living. If You have already activated Lifetime Income under this Rider, You will continue to receive Lifetime Income by means of an Annuitization as described below. If you have not yet activated Lifetime Income under this Rider, You may activate Lifetime Income by means of an Annuitization as described under the Annuity Provisions of Your Contract and below.

Annuitization under this Rider: Annuitize the Contract and elect to receive the applicable Maximum Annual Withdrawal Amount for a fixed period while You are alive. The fixed period is determined by dividing the Contract Value as of the Latest Annuity Date by the Maximum Annual Withdrawal Amount. After that fixed period ends, You will receive the Protected Income Payment, which is calculated by multiplying the Income Base as of the Latest Annuity Date by the applicable Protected Income Payment Percentage, paid until the death(s) of the Covered Person(s). The amount of each annuity income payment thereafter will equal the Protected Income Payment amount divided by the frequency selected by You; or

2.	Fully surrender Your Contract.

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An election under option 1 converts Your Contract Value or Lifetime Income amount to an Annuitization payable through a series of payments as described above. Once the selected Annuitization begins, all other benefits under the Contract, with the exception of payment of the Protected Income Payment, as applicable, will be terminated, transfers may no longer be made, a death benefit is no longer payable, and the Rider Fee will no longer be deducted. If You do not select an option listed above by the Latest Annuity Date, We will automatically begin making Lifetime Income payments in accordance with option 1b) above, divided equally and paid on a monthly frequency until the death(s) of the Covered Person(s) last named by You In Writing on Our form.

In addition to the options described above, You may select from other payment options We may make available to You on the Latest Annuity Date.

SECURE VALUE ACCOUNT ALLOCATION(S)

If applicable, Secure Value Account Allocation(s) is/are required only while the Rider is effective. Amounts allocated to the Secure Value Account(s) are not subject to the Separate Account Charge. Amounts allocated to the Secure Value Account(s) may not be transferred to any other investment option as long as the Rider is effective and We will not rebalance amounts allocated to the Secure Value Account(s) in accordance with the automatic asset rebalancing program. You may not transfer into or out of the Secure Value Account(s). You may not request the entire amount of any withdrawal to be deducted solely from the Secure Value Account(s). Rather, any withdrawal reduces the amount invested in the Secure Value Account(s) in the same proportion that the withdrawal reduces the Contract Value.

INVESTMENT REQUIREMENTS

If applicable, in addition to the Secure Value Account Allocation, while the Rider is effective, We require that you allocate your Purchase Payment(s) and Spousal Beneficiary Continuation contribution, if applicable, and Contract Value in accordance with established requirements stated in the Prospectus. We require enrollment in a quarterly automatic asset rebalancing program that complies with the investment requirements. In addition to quarterly asset rebalancing, We will initiate rebalancing in accordance with your most current and compliant automatic asset rebalancing instructions on file after any withdrawal or transfer You initiate.

PERIODIC REPORT

At least once during each Contract Year, We will send You a statement of the account activity of this Rider. The statement shall contain information regarding the Income Base and Maximum Annual Withdrawal Amount.

CANCELLATION OF THIS GUARANTEED LIFETIME INCOME RIDER

You may cancel this Rider as detailed below on or after the Earliest Cancellation Date of this Guaranteed Lifetime Income Rider, as shown on the RIDER DATA PAGE, unless You surrender Your Contract which may subject Your surrender to Withdrawal Charges. This Rider may not be re-elected or reinstated after a cancellation.

Cancellation Effective Date

You may cancel this Rider by means of a Written request at any time and if Your Written request is received:

1.

On or before the Earliest Cancellation Date of this Guaranteed Lifetime Income Rider, as shown on the RIDER DATA PAGE, the cancellation is effective on the Earliest Cancellation Date of this Guaranteed Lifetime Income Rider;

2.

In any Contract Year after the Earliest Cancellation Date of this Guaranteed Lifetime Income Rider, the cancellation is effective on the next Contract Quarter Anniversary following Our receipt of Your Written request.

The final Rider Fee is deducted on the Contract Anniversary when the cancellation is effective, and thereafter You will no longer be charged the Rider Fee for this Rider.

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TERMINATION OF THIS GUARANTEED LIFETIME INCOME RIDER

This Rider and the Rider Fee will terminate automatically and Lifetime Income will stop upon the occurrence of one of the following:

1.	Death of the Covered Person as described above in Impact of Death to Lifetime Income; or

2.	Payment of a death benefit resulting in the termination of the Contract; or

3.	The Contract is annuitized; or

4.	Any Withdrawal prior to the Activation Date that reduces the Contract Value and the Income Base to zero; or

5.	Any Excess Withdrawal that reduces the Contract Value and Income Base to zero; or
6.	Any change that removes all of the original Covered Persons from the Contract except as described above in Impact of Death to Lifetime Income (Prior to the Activation Date); or

7.	Cancellation or surrender of the Contract for any reason which may subject You to applicable Withdrawal Charges; or

8.	A Change of Owner or Assignment except as described above in Assignment/Change of Owner(s); or

9.	You elect to cancel this Rider as provided above.

On the termination effective date, amounts allocated to the Secure Value Account will be automatically transferred to a 1-Year Fixed Account option, if available, or a money market or similar portfolio. Purchase Payments may no longer be allocated to the Secure Value Account after termination. From the day following the automated transfer, you may transfer this amount to another available investment option under the Contract for a period of [90 days] ←16 during which the transfer will not count against the annual number of free transfers or incur a transfer fee.

If You surrender Your Contract or an Assignment/Change of Owner occurs (outside of the provisions described above in Assignment/Change of Owner(s)) while Your Contract Value is greater than zero, We will assess a pro-rata charge for the Rider Fee applicable to the Contract Quarter in which the surrender or Assignment/Change of Owner occurs if the Contract was surrendered or an Assignment/Change of Owner occurred before the end of a Contract Quarter. The pro-rated charge is calculated by multiplying the Rider Fee by the number of days between the date when the prior Rider Fee was last assessed and the date of surrender or Assignment/Change of Owner, divided by the number of days between the prior and the next Contract Quarter Anniversaries. Thereafter, You will no longer be charged a Rider Fee.

Signed for the Company to be effective on the Rider Effective Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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